Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-27507, 333-37306, 333-36445, 333-39547, 333-60816, 333-45827, 333-118074, and 333-118076 of EMCORE Corporation on Form S-8, Registration Statement No. 333-111585 of EMCORE Corporation on Form S-4, and Registration Statement Nos. 333-94911, 333-87753, 333-65526, 333-71791, and 333-42514 of EMCORE Corporation on Form S-3 of our reports, dated December 14, 2005, relating to the consolidated financial statements of EMCORE Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2005.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 14, 2005